Exhibit 11
                        COMPUTATION OF PER SHARE EARNINGS
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


                                                                         Year ended December 31
                                                                     1996                     1995
                                                            -------------------------------------------------

Weighted average shares outstanding during the period                 3,565                   2,446
Average number of shares assumed outstanding during the
   period approximating the number of shares sold (at
   the initial offering price of $10) to fund the final
   S Corporation distribution                                           111                     270
Total                                                                 3,676                   2,716
                                                            =================================================
Net income used in earnings per common share calculation
                                                              $       1,387           $       1,138
                                                            =================================================
Earnings per common share                                     $         .38           $         .42
                                                            =================================================

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